EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34653 and 333-84387) pertaining to the 1995 Stock Option Plan and the Non-Qualified, Non-Employee Directors Stock Option Plan of Congoleum Corporation of our report dated March 23, 2009, with respect to the consolidated financial statements and schedule of Congoleum Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 23, 2009